Exhibit 5.9

CONSENT OF R. BOLTON

In connection with the registration statement on Form F-10 of Banro Corporation (the “Company”) being filed with the United States Securities and Exchange Commission (the “Registration Statement”), I, the undersigned, hereby consent to the use of my name and references to the following documents in the Registration Statement, and to the incorporation by reference of such documents and information derived from such documents in the Registration Statement:

1.
The technical report dated March 9, 2011 (as revised on March 24, 2011) entitled “Economic Assessment NI 43-101 Technical Report, Twangiza Phase 1Gold Project, South Kivu Province, Democratic Republic of the Congo” (the “Twangiza Report”);

2.
The management’s discussion and analysis of the Company for the year ended December 31, 2010, which included reference to my name in connection with the mineral reserve estimates for the Twangiza Phase 1 Gold Project; and

3.
The annual information form of the Company dated March 29, 2011, which includes reference to my name in connection with information relating to the Twangiza Report and the Twangiza Phase 1 Gold Project.

Date: September 13, 2011

/s/ Robin Bolton
Name: Robin G. I. Bolton, B.Sc.
Title: Senior Scientist